Exhibit 99

FOR IMMEDIATE RELEASE

Summary…	Mercantile Bankshares Corporation Announces 10.0 % Increase in Quarterly Cash Dividend

	June 10, 2003	Baltimore, Maryland

Edward J. Kelly, III, Chairman, President and Chief Executive Officer of Mercantile Bankshares Corporation (Nasdaq: MRBK) announced that, at a meeting held today, the Directors declared a quarterly dividend of $0.33 per share on the common stock, payable June 30, 2003, to stockholders of record as of June 23, 2003. The $0.33 dividend is a 10.0 % increase over the $0.30 dividend per share paid in prior quarters. This marks the 27th consecutive year of dividend increases.

Contact:
David E. Borowy Investor Relations (410) 347-8361 david.borowy@mercantile.net